WASTE CONNECTIONS REPORTS THIRD QUARTER 2021 RESULTS AND RAISES FULL YEAR OUTLOOK

-	Strong execution, accelerating solid waste pricing growth and continued strength in both resource recovery values and acquisition activity again drive outsized results and increased full year outlook
-	Revenue of $1.597 billion, up 14.9% year over year, exceeding outlook
-	Reports organic growth of 11.3%, including 7.3% solid waste price + volume growth, exceeding outlook
-	Net income(a) of $114.4 million, and adjusted EBITDA(b) of $505.6 million, or 31.7% of revenue
-	Net income and adjusted net income(b) of $0.44 and $0.89 per share, respectively
-	Year to date net cash provided by operating activities of $1.270 billion and adjusted free cash flow(b) of $825.8 million, or 18.2% of revenue
-	Year to date closed acquisitions of approximately $240 million in annualized revenues
-	Increases regularly quarterly dividend by 12.2%
-	Provides full year 2021 revenue outlook of approximately $6.110 billion, net income of approximately $633 million, adjusted EBITDA(b) of approximately $1.910 billion, net cash from operating activities of approximately $1.689 billion and adjusted free cash flow of approximately $1.025 billion

TORONTO, ONTARIO, October 27, 2021 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced its results for the third quarter of 2021.

“We delivered another top to bottom beat in the period on continued strength in solid waste pricing, higher recycled commodity values, and improving E&P waste activity, along with acquisitions closed during the period.  More importantly, quality of revenue drove 60 basis points year-over-year adjusted EBITDA(b) margin expansion in the quarter, overcoming an estimated 40 basis points impact from margin dilutive acquisitions and hurricanes, putting us firmly on track to exceed the updated full year 2021 outlook we provided in August,” said Worthing F. Jackman, President and Chief Executive Officer.

“Strong execution, proactive acceleration of solid waste pricing in this inflationary period and outsized contribution from acquisitions completed in 2021, already position us for double-digit growth, underlying solid waste margin expansion and strong free cash flow conversion in 2022.  Additional acquisitions expected to be completed later this year, and any continuation of trends in E&P waste activity or commodity-driven revenues, would provide incremental benefit.”

Mr. Jackman continued, “As anticipated, the strength of our operating performance, free cash flow generation and balance sheet positioned us for another double-digit increase in our quarterly cash dividend, our eleventh straight year, demonstrating once again our ability to fund our differentiated growth strategy and outsized acquisition activity, along with an increasing return of capital to shareholders.”

Q3 2021 Results

Revenue in the third quarter totaled $1.597 billion, up from $1.390 billion in the year ago period.  Operating income was $285.1 million, which included $5.6 million in acquisition-related costs, $3.1 million of impairments and other operating items, and $0.9 million in fair value accounting changes to equity awards.  This compares to operating income of $230.7 million in the third quarter of 2020, which included $7.9 million of costs primarily resulting from impairments and other operating items and acquisition-related costs.  Net income in the third quarter was $114.4 million, or $0.44 per share on a diluted basis of 261.1 million shares, including a net of tax loss on debt extinguishment associated with the prepayment of senior notes of $84.2 million or $0.32 per share.  In the year ago period, the Company reported net income of $158.0 million, or $0.60 per share on a diluted basis of 263.5 million shares.

Adjusted net income(b) in the third quarter was $233.1 million, or $0.89 per diluted share, versus $188.6 million, or $0.72 per diluted share, in the prior year period.  Adjusted EBITDA(b) in the third quarter was $505.6 million and 31.7% of revenue, as compared to $432.6 million and 31.1% of revenue in the prior year period.  Adjusted net income, adjusted net income per diluted share and adjusted EBITDA, all non-GAAP measures, primarily exclude impairments and acquisition-related items, as reflected in the detailed reconciliations in the attached tables.

Nine Months Year to Date Results

For the nine months ended September 30, 2021, revenue was $4.527 billion, up from $4.048 billion in the year ago period.  Operating income, which included $9.8 million in impairments and other operating items, $7.6 million in fair value accounting changes to equity awards and $6.2 million in acquisition-related costs, was $790.3 million, as compared to operating income of $215.3 million for the same period in 2020, which included $453.1 million primarily related to impairments and other operating items.

Net income for the nine months ended September 30, 2021 was $451.7 million, or $1.72 per share on a diluted basis of 261.9 million shares.  In the year ago period, the Company reported net income of $74.0 million, or $0.28 per share on a diluted basis of 263.7 million shares.

Adjusted net income(b) for the nine months ended September 30, 2021 was $629.5 million, or $2.39 per diluted share, compared to $517.2 million, or $1.96 per diluted share, in the year ago period. Adjusted EBITDA(b) for the nine months ended September 30, 2021 was $1.424 billion and 31.4% of revenue, up from $1.235 billion and 30.5% of revenue in the prior year period.

Updated 2021 Outlook

Waste Connections also updated its outlook for 2021, which assumes no change in the current economic environment or underlying economic trends, including as a result of or related to impacts from the COVID-19 pandemic.  The Company's outlook excludes any impact from additional acquisitions that may close during the year, and expensing of transaction-related items.  The outlook provided below is forward looking, and actual results may differ materially depending on risks and uncertainties detailed at the end of this release and in our periodic filings with the U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada. Certain components of the outlook for 2021 are subject to quarterly fluctuations.  See reconciliations in the attached tables.

●	Revenue is estimated at approximately $6.110 billion, as compared to our revised revenue outlook of $5.975 billion provided in August.
●	Net income is estimated at approximately $633 million, and adjusted EBITDA(b) is estimated at approximately $1.910 billion, or about 31.3% of revenue, as compared to our revised adjusted EBITDA(b) outlook of $1.875 billion provided in August.
●	Capital expenditures are estimated at approximately $700 million, as compared to our revised capital expenditures outlook of approximately $675 million provided in August.
●	Net cash provided by operating activities is estimated at $1.689 billion, as compared to our revised outlook of $1.666 billion provided in August; adjusted free cash flow(b) is estimated at approximately $1.025 billion, or about 16.8% of revenue, as compared to our adjusted free cash flow outlook of $1.0 billion provided in August.

Q3 2021 Earnings Conference Call

Waste Connections will be hosting a conference call related to third quarter earnings on October 28th at 8:30 A.M. Eastern Time.  A live audio webcast of the conference call can be accessed by visiting investors.wasteconnections.com and selecting “News & Events” from the website menu. Alternatively, listeners may access the call by dialing 800-915-4731 (within North America) or 212-231-2911 (international) approximately 10 minutes prior to the scheduled start time; a passcode is not required.  A replay of the conference call will be available until November 4, 2021, by calling 800-633-8284 (within North America) or 402-977-9140 (international) and entering Passcode #21998075.

Waste Connections will be filing a Form 8-K on EDGAR and on SEDAR (as an "Other" document) prior to markets opening on October 28th, providing the Company's fourth quarter 2021 outlook for revenue, price plus volume growth for solid waste, and adjusted EBITDA(b).

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(a) All references to "Net income" refer to the financial statement line item "Net income attributable to Waste Connections".

(b) A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule.

About Waste Connections

Waste Connections is an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, along with resource recovery primarily through recycling and renewable fuels generation.  The Company serves more than eight million residential, commercial and industrial customers in mostly exclusive and secondary markets across 44 states in the U.S. and six provinces in Canada.  Waste Connections also provides non-hazardous oilfield waste treatment, recovery and disposal services in several basins across the U.S., as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest.  For more information, visit Waste Connections at wasteconnections.com.

Environmental, Social and Governance

Waste Connections views its Environmental, Social and Governance (“ESG”) efforts as integral to its business, with initiatives consistent with its objective of long-term value creation.  In 2020, the Company introduced long-term, aspirational ESG targets and committed over $500 million for investments to meet or exceed such sustainability targets. These investments primarily focus on reducing emissions, increasing resource recovery of both recyclable commodities and clean energy fuels, reducing reliance on off-site disposal for landfill leachate, further improving safety through reduced incidents and enhancing employee engagement through improved voluntary turnover and Servant Leadership scores.  The Company’s updated 2021 Sustainability Report provides progress updates on its targets and investments towards their achievement.  For more information, visit the Waste Connections website at wasteconnections.com/sustainability.

Safe Harbor and Forward-Looking Information

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 ("PSLRA"), including "forward-looking information" within the meaning of applicable Canadian securities laws. These forward-looking statements are neither historical facts nor assurances of future performance and reflect Waste Connections' current beliefs and expectations regarding future events and operating performance. These forward-looking statements are often identified by the words "may," "might," "believes," "thinks," "expects," "estimate," "continue," "intends" or other words of similar meaning. All of the forward-looking statements included in this press release are made pursuant to the safe harbor provisions of the PSLRA and applicable securities laws in Canada. Forward-looking statements involve risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, statements about expected 2021 and 2022 financial results, outlook and related assumptions, potential acquisition activity and return of capital to shareholders. Important factors that could cause actual results to differ, possibly materially, from those indicated by the forward-looking statements include, but are not limited to, risk factors detailed from time to time in the Company's filings with the SEC and the securities commissions or similar regulatory authorities in Canada.  You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release.  Waste Connections undertakes no obligation to update the forward-looking statements set forth in this press release, whether as a result of new information, future events, or otherwise, unless required by applicable securities laws.

– financial tables attached –

CONTACT:

Mary Anne Whitney / (832) 442-2253 Joe Box / (832) 442-2153

maryannew@wasteconnections.com joe.box@wasteconnections.com

Waste Connections, Inc.

CONDENSED Consolidated Statements of NET INCOME

THRee AND NINE months ended SEPTEMBER 30, 2020 and 2021

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

		Three months ended September 30,						Nine months ended September 30,
		2020			2021			2020			2021

Revenues			$1,389,552			$1,597,168			$4,047,739			$4,527,042
Operating expenses:
Cost of operations			828,822			946,098			2,429,957			2,673,209
Selling, general and administrative			136,003			155,520			404,213			454,885
Depreciation			157,590			171,965			459,641			498,588
Amortization of intangibles			32,653			35,337			96,062			100,237
Impairments and other operating items			3,805			3,104			442,582			9,819
Operating income			230,679			285,144			215,284			790,304

Interest expense			(40,636)			(40,418)			(119,562)			(124,171)
Interest income			903			495			4,396			2,342
Other income (expense), net			702			3,140			(3,046)			5,452
Loss on early extinguishment of debt			-			(115,288)			-			(115,288)
Income before income tax provision			191,648			133,073			97,072			558,639

Income tax provision			(33,657)			(18,419)			(23,654)			(106,578)
Net income			157,991			114,654			73,418			452,061
Plus (less): Net loss (income) attributable to noncontrolling interests			58			(273)			594			(325)
Net income attributable to Waste Connections			$158,049			$114,381			$74,012			$451,736

Earnings per common share attributable to Waste Connections’ common shareholders:
Basic			$0.60			$0.44			$0.28			$1.73

Diluted			$0.60			$0.44			$0.28			$1.72

Shares used in the per share calculations:
Basic			262,998,317			260,550,774			263,253,087			261,372,827
Diluted			263,507,486			261,145,220			263,718,001			261,879,754

Cash dividends per common share			$0.185			$0.205			$0.555			$0.615

Waste Connections, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

	December 31, 2020	September 30, 2021
ASSETS
Current assets:
Cash and equivalents	$617,294	$339,479
Accounts receivable, net of allowance for credit losses of $19,380 and $20,306 at December 31, 2020 and September 30, 2021, respectively	630,264	692,051
Prepaid expenses and other current assets	160,714	128,758
Total current assets	1,408,272	1,160,288
Restricted cash	97,095	118,893
Restricted investments	57,516	58,430
Property and equipment, net	5,284,506	5,414,789
Operating lease right-of-use assets	170,923	162,640
Goodwill	5,726,650	6,006,533
Intangible assets, net	1,155,079	1,264,728
Other assets, net	92,323	88,531
Total assets	$13,992,364	$14,274,832
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$290,820	$341,211
Book overdraft	17,079	16,527
Deferred revenue	233,596	254,135
Accrued liabilities	404,923	448,541
Current portion of operating lease liabilities	30,671	37,236
Current portion of contingent consideration	43,297	42,359
Current portion of long-term debt and notes payable	8,268	5,289
Total current liabilities	1,028,654	1,145,298

Long-term portion of debt and notes payable	4,708,678	4,869,213
Long-term portion of operating lease liabilities	147,223	132,589
Long-term portion of contingent consideration	28,439	24,592
Deferred income taxes	760,044	777,968
Other long-term liabilities	455,888	442,016
Total liabilities	7,128,926	7,391,676
Commitments and contingencies
Equity:
Common shares: 262,899,174 shares issued and 262,824,990 shares outstanding at December 31, 2020; 260,526,784 shares issued and 260,453,918 shares outstanding at September 30, 2021	4,030,368	3,726,134
Additional paid-in capital	170,555	184,995
Accumulated other comprehensive income (loss)	(651)	17,553
Treasury shares: 74,184 and 72,866 shares at December 31, 2020 and September 30, 2021, respectively	-	-
Retained earnings	2,659,001	2,949,984
Total Waste Connections’ equity	6,859,273	6,878,666
Noncontrolling interest in subsidiaries	4,165	4,490
Total equity	6,863,438	6,883,156
	$13,992,364	$14,274,832

Waste Connections, Inc.

Condensed Consolidated Statements of Cash Flows

NINE months ended SEPTEMBER 30, 2020 and 2021

(Unaudited)

(in thousands of U.S. dollars)

	Nine months ended September 30,
	2020	2021
Cash flows from operating activities:
Net income	$73,418	$452,061
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets and impairments	423,832	9,302
Depreciation	459,641	498,588
Amortization of intangibles	96,062	100,237
Loss on early extinguishment of debt	-	115,288
Deferred income taxes, net of acquisitions	(77,613)	(24,282)
Amortization of debt issuance costs	6,146	3,887
Share-based compensation	38,316	42,694
Interest accretion	12,843	12,068
Payment of contingent consideration recorded in earnings	-	(520)
Adjustments to contingent consideration	16,852	89
Other	936	(1,286)
Net change in operating assets and liabilities, net of acquisitions	135,140	61,835
Net cash provided by operating activities	1,185,573	1,269,961

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(173,810)	(561,276)
Capital expenditures for property and equipment	(420,694)	(479,480)
Capital expenditures for undeveloped landfill property	(66,809)	-
Proceeds from disposal of assets	11,564	10,109
Other	(317)	(4,193)
Net cash used in investing activities	(650,066)	(1,034,840)

Cash flows from financing activities:
Proceeds from long-term debt	1,790,625	1,943,192
Principal payments on notes payable and long-term debt	(1,505,641)	(1,814,034)
Premiums paid on early extinguishment of debt	-	(110,617)
Payment of contingent consideration recorded at acquisition date	(2,812)	(7,998)
Change in book overdraft	(862)	(563)
Payments for repurchase of common shares	(105,654)	(305,640)
Payments for cash dividends	(145,921)	(160,754)
Tax withholdings related to net share settlements of equity-based compensation	(23,390)	(18,576)
Debt issuance costs	(11,117)	(17,997)
Proceeds from issuance of shares under employee share purchase plan	-	1,275
Proceeds from sale of common shares held in trust	679	131
Net cash used in financing activities	(4,093)	(491,581)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	980	443
Net increase (decrease) in cash, cash equivalents and restricted cash	532,394	(256,017)
Cash, cash equivalents and restricted cash at beginning of period	423,221	714,389
Cash, cash equivalents and restricted cash at end of period	$955,615	$458,372

ADDITIONAL STATISTICS

(in thousands of U.S. dollars, except where noted)

Solid Waste Internal Growth:  The following table reflects a breakdown of the components of our solid waste internal growth for the three and nine month periods ended September 30, 2021:

	Three months ended September 30, 2021	Nine months ended September 30, 2021
Core Price	4.7%	4.6%
Surcharges	0.4%	0.1%
Volume	2.2%	1.8%
Recycling	2.1%	1.5%
Foreign Exchange Impact	0.7%	1.0%
Total	10.1%	9.0%

Revenue Breakdown: The following table reflects a breakdown of our revenue for the three month periods ended September 30, 2020 and 2021:

	Three months ended September 30, 2020
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$1,010,497	$(3,940)	$1,006,557	72.4%
Solid Waste Disposal and Transfer	514,705	(203,136)	311,569	22.4%
Solid Waste Recycling	21,377	(656)	20,721	1.5%
E&P Waste Treatment, Recovery and Disposal	26,218	(2,575)	23,643	1.7%
Intermodal and Other	27,141	(79)	27,062	2.0%
Total	$1,599,938	$(210,386)	$1,389,552	100.0%

	Three months ended September 30, 2021
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$1,137,206	$(3,091)	$1,134,115	71.0%
Solid Waste Disposal and Transfer	553,974	(217,899)	336,075	21.0%
Solid Waste Recycling	55,772	(1,354)	54,418	3.4%
E&P Waste Treatment, Recovery and Disposal	38,519	(3,560)	34,959	2.2%
Intermodal and Other	38,377	(776)	37,601	2.4%
Total	$1,823,848	$(226,680)	$1,597,168	100.0%

Contribution from Acquisitions: The following table reflects revenues from acquisitions, net of divestitures, for the three and nine month periods ended September 30, 2020 and 2021:

	Three months ended September 30,		Nine months ended September 30,
	2020	2021	2020	2021
Acquisitions, net	$44,214	$51,368	$144,509	$136,035

ADDITIONAL STATISTICS (continued)

(in thousands of U.S. dollars, except where noted)

Other Cash Flow Items: The following table reflects cash interest and cash taxes for the three and nine month periods ended September 30, 2020 and 2021:

	Three months ended September 30,		Nine months ended September 30,
	2020	2021	2020	2021
Cash Interest Paid	$23,572	$38,685	$86,400	$120,647
Cash Taxes Paid	47,965	29,411	61,015	90,104

Debt to Book Capitalization as of September 30, 2021: 41%

Internalization for the three months ended September 30, 2021: 56%

Days Sales Outstanding for the three months ended September 30, 2021: 40 (25 net of deferred revenue)

Share Information for the three months ended September 30, 2021:

Basic shares outstanding	260,550,774
Dilutive effect of equity-based awards	594,446
Diluted shares outstanding	261,145,220

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

Adjusted EBITDA, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry.  Management uses adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted EBITDA as net income attributable to Waste Connections, plus or minus net income (loss) attributable to noncontrolling interests, plus income tax provision, plus interest expense, less interest income, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on impairments and other operating items, plus other expense, less other income.  Waste Connections further adjusts this calculation to exclude the effects of other items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate adjusted EBITDA differently.

	Three months ended September 30,		Nine months ended September 30,
	2020	2021	2020	2021
Net income attributable to Waste Connections	$158,049	$114,381	$74,012	$451,736
Plus/(less): Net income (loss) attributable to noncontrolling interests	(58)	273	(594)	325
Plus: Income tax provision	33,657	18,419	23,654	106,578
Plus: Interest expense	40,636	40,418	119,562	124,171
Less: Interest income	(903)	(495)	(4,396)	(2,342)
Plus: Depreciation and amortization	190,243	207,302	555,703	598,825
Plus: Closure and post-closure accretion	3,723	3,544	11,340	10,919
Plus: Impairments and other operating items	3,805	3,104	442,582	9,819
Plus/(Less): Other expense (income), net	(702)	(3,140)	3,046	(5,452)
Plus: Loss on early extinguishment of debt	-	115,288	-	115,288
Adjustments:
Plus: Transaction-related expenses(a)	2,335	5,637	4,497	6,220
Plus: Fair value changes to equity awards(b)	1,798	914	6,021	7,638
Adjusted EBITDA	$432,583	$505,645	$1,235,427	$1,423,725

As % of revenues	31.1%	31.7%	30.5%	31.4%

____________________________

(a)	Reflects the addback of acquisition-related transaction costs.
(b)	Reflects fair value accounting changes associated with certain equity awards.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted Free Cash Flow:

Adjusted free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a valuation and liquidity measure in the solid waste industry.  Management uses adjusted free cash flow as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted free cash flow as net cash provided by operating activities, plus or minus change in book overdraft, plus proceeds from disposal of assets, less capital expenditures for property and equipment and distributions to noncontrolling interests.  Waste Connections further adjusts this calculation to exclude the effects of items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures.  Other companies may calculate adjusted free cash flow differently.

	Three months ended September 30,		Nine months ended September 30,
	2020	2021	2020	2021
Net cash provided by operating activities	$432,388	$421,482	$1,185,573	$1,269,961
Less: Change in book overdraft	(256)	(373)	(862)	(563)
Plus: Proceeds from disposal of assets	922	2,204	11,564	10,109
Less: Capital expenditures for property and equipment	(151,983)	(208,089)	(420,694)	(479,480)
Adjustments:
Payment of contingent consideration recorded in earnings(a)	-	-	-	520
Cash received for divestitures(b)	-	-	(4,974)	-
Transaction-related expenses(c)	2,335	25,090	4,497	25,673
Pre-existing Progressive Waste share-based grants(d)	1,015	173	7,455	317
Tax effect(e)	(599)	(485)	(4,168)	(699)
Adjusted free cash flow	$283,822	$240,002	$778,391	$825,838

As % of revenues	20.4%	15.0%	19.2%	18.2%

___________________________

(a)	Reflects the addback of acquisition-related payments for contingent consideration that were recorded as expenses in earnings and as a component of cash flows from operating activities as the amounts paid exceeded the fair value of the contingent consideration recorded at the acquisition date.
(b)	Reflects the elimination of cash received in conjunction with the divestiture of certain operations.
(c)	Reflects the addback of acquisition-related transaction costs and settlement of an acquired compensation liability.
(d)	Reflects the cash settlement of pre-existing Progressive Waste share-based awards during the period.
(e)	The aggregate tax effect of footnotes (a) through (d) is calculated based on the applied tax rates for the respective periods.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except per share amounts)

Reconciliation of Adjusted Net Income attributable to Waste Connections and Adjusted Net Income per Diluted Share attributable to Waste Connections:

Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections, both non-GAAP financial measures, are provided supplementally because they are widely used by investors as a valuation measure in the solid waste industry.  Management uses adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections provides adjusted net income attributable to Waste Connections to exclude the effects of items management believes impact the comparability of operating results between periods.  Adjusted net income attributable to Waste Connections has limitations due to the fact that it excludes items that have an impact on the Company’s financial condition and results of operations.  Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections are not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate these non-GAAP financial measures differently.

	Three months ended September 30,		Nine months ended September 30,
	2020	2021	2020	2021
Reported net income attributable to Waste Connections	$158,049	$114,381	$74,012	$451,736
Adjustments:
Amortization of intangibles(a)	32,653	35,337	96,062	100,237
Impairments and other operating items(b)	3,805	3,104	442,582	9,819
Transaction-related expenses(c)	2,335	5,637	4,497	6,220
Fair value changes to equity awards(d)	1,798	914	6,021	7,638
Loss on early extinguishment of debt(e)	-	115,288	-	115,288
Tax effect(f)	(10,000)	(41,531)	(137,523)	(61,466)
Tax items(g)	-	-	31,508	-
Adjusted net income attributable to Waste Connections	$188,640	$233,130	$517,159	$629,472
Diluted earnings per common share attributable to Waste Connections’ common shareholders:
Reported net income	$0.60	$0.44	$0.28	$1.72
Adjusted net income	$0.72	$0.89	$1.96	$2.39

____________________________

(a)	Reflects the elimination of the non-cash amortization of acquisition-related intangible assets.
(b)	Reflects the addback of impairments and other operating items.
(c)	Reflects the addback of acquisition-related transaction costs.
(d)	Reflects fair value accounting changes associated with certain equity awards.
(e)	Reflects the make-whole premium and related fees associated with the early termination of $1.5 billion in senior notes.
(f)	The aggregate tax effect of the adjustments in footnotes (a) through (e) is calculated based on the applied tax rates for the respective periods.
(g)	Reflects the impact of a portion of the Company’s 2019 inter-entity payments no longer being deductible for tax purposes due to the finalization of tax regulations on April 7, 2020 under Internal Revenue Code section 267A and an increase in deferred tax liabilities resulting from the E&P impairment.

UPDATED 2021 OUTLOOK

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

	2021 Outlook
	August Estimates	Current Estimates	Observation
Net income attributable to Waste Connections	$690,000	$633,000
Plus: Income tax provision (a)	184,294	156,487	Approximate 20.5% effective rate
Plus: Interest expense, net	162,000	162,000
Plus: Depreciation and Depletion	680,000	671,000	Approximately 11.0% of revenue
Plus: Amortization	132,000	139,000
Plus: Closure and post-closure accretion	15,000	15,000
Plus: Loss on early extinguishment of debt (b)	-	115,288
Plus: Impairments and other operating items (b)	6,712	9,819
Plus: Other income, net (b)	(2,312)	(5,452)
Adjustments: (b)
Plus: Transaction-related expenses	583	6,220
Plus: Fair value changes to equity awards	6,723	7,638
Adjusted EBITDA	$1,875,000	$1,910,000	Approximately 31.3% of revenue

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(a)	Approximately 20.5% full year effective tax rate, including amounts reported for the nine month period ended September 30, 2021; figure excludes tax impact from early debt extinguishment costs.
(b)	Reflects amounts reported for the nine month period ended September 30, 2021, as shown on page 9.

Reconciliation of Adjusted Free Cash Flow:

	Updated 2021 Outlook
	August Estimates	Current Estimates
Net cash provided by operating activities	$1,666,061	$1,689,080
Plus: Proceeds from disposal of assets (a)	7,906	10,109
Less: Capital expenditures for property and equipment	(675,000)	(700,000)
Adjustments: (a)
Payment of contingent consideration recorded in earnings	520	520
Transaction-related expenses	583	25,673
Pre-existing Progressive Waste share-based grants	144	317
Tax effect	(214)	(699)
Adjusted free cash flow	$1,000,000	$1,025,000

As % of revenues	16.7%	16.8%

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(a)	Reflects amounts reported for the nine month period ended September 30, 2021, as shown on page 10.